Zion Oil & Gas Newsletter

Wednesday, January 24, 2013

Dear Shareholder and/or Friend of Zion...

This is an update of significant events that have occurred since our last newsletter. Going forward, we will issue updates as company events or developments require. In between updates, you should consult all of our SEC filings, press releases, and website to keep up with company developments.

Operations

Elijah #3 re-entry well (Asher-Menashe License area)

In early November 2012, we re-entered our Elijah #3 well for a second time to acquire new geological information (reservoir pressure and formation fluids data) to better evaluate the hydrocarbon potential of a shallower zone through which Zion penetrated while drilling the well in 2009/2010. We believed that this would help us decide our future course of action for the Elijah #3 well. We also sought third party analyses of the acquired data to add to our understanding of the exploration potential in this area.

On January 9, 2013, a group gathered in our Dallas headquarters to discuss the technical results of the re-entry operations. Included in the meeting were John Brown (CEO), Victor Carrillo (President & COO), Forrest Garb (Board Director and Technical Committee Co-Chair), Bill Avery (General Counsel), Martin Van Brauman (Secretary/Treasurer), Dr. Lee Russell (Geoscience Consultant), Glen Perry (Engineering Consultant), John Vittitow (Engineering Consultant), and John Byars (NuTech Energy Alliance representative). Upon analysis and interpretation of all of the data, it was decided that while there were oil shows and other indications of hydrocarbon potential observed in the shallower portion of the well, we will not pursue additional exploration activities at the Elijah #3 well. However, we are still evaluating the strategic value of continuing to explore other parts of our Asher-Menashe License.

Future Exploration Plans

We are in the process of re-evaluating our exploration strategy going forward. We have now re-evaluated our Asher-Menashe, Joseph, and Jordan Valley License areas, incorporating fairly recently acquired geological and geophysical data. We do not expect to drill a new exploratory well within the first half of 2013 but we hope to drill our next exploratory well towards the end of 2013 or in 2014.

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In evaluating our seismic and geologic database in other areas onshore Israel we have identified new areas of potential exploration interest outside our current license areas. One area takes in parts of the Jezreel Valley near the ancient city of Megiddo and another is contiguous with and directly abuts our existing Jordan Valley License area. We also continue to assess, taking into consideration the new licensing guidelines, whether we would apply for new license area(s) in Israel. Under any scenario, we would still need to acquire new seismic data and other geological information before we can identify and recommend the site of our next exploratory well.

After a drill site is identified, we will need to complete the permitting process and finalize arrangements for a suitable drilling rig and experienced crew to drill the well. As we have previously reported, the onshore permitting process in Israel with respect to petroleum exploration is undergoing significant modification, resulting in a lengthier permitting process.

 Upcoming Israel Trip

In February, John Brown, Dr. Lee Russell, and I plan to travel to Israel to meet with the Israeli Petroleum Commissioner, Alexander Varshavsky, and other Ministry of Energy and Water Resources officials, regarding a variety of strategically important company issues. Joining us at the meeting will be Dr. Yehezkel “Charlie” Druckman (Board Director and Technical Committee Co-Chair), Glen Perry, and Jeffrey Moskowitz (Israeli outside counsel).

We plan to discuss applying to revise the boundaries of our existing license areas to take in new areas of exploration interest and/or to apply for a brand new license area. We also plan to follow-up on the November 13, 2012 letter (see below) that John Brown sent to Israel’s Energy Minister Uzi Landau and Petroleum Commissioner Alexander Varshavsky raising Zion’s concerns over the government’s proposed financial requirements for existing and new licensees.

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ציון אויל אנד גז, אינק
JOHN M. BROWN		רח' ברקת 22
Chief Executive Officer		ת.ד. 3138
Zion Oil & Gas, Inc.		אזור תעשיה קיסריה
6510 Abrams Rd, Suite 300		38900
Dallas, Texas 75231 Email: john.brown@zionoil.com	www.zionoil.com Israel ID 560019127 מס' עסק	Fax +972 (0)4-623 1427 פקס Tel: 04-623 8500

November 13, 2012

Dr. Uzi Landau

Minister of Energy and Water Resources

Mr. Alexander Varshavsky

Petroleum Commissioner

Ministry of Energy and Water Resources

234 Yafo Street

P. O. Box 13106

Jerusalem 91130, Israel

Re: Zion Oil & Gas, Inc.’s Comments to the Ministry’s Performance Guarantee Guidelines

Dear Dr. Landau and Commissioner Varshavsky,

On behalf of Zion’s Board of Directors and our over 25,000 stockholders, many of whom are evangelicals and Christian Zionists who support the company because of their deep love for the State of Israel, Zion Oil & Gas, Inc. (“Zion”) hereby submits its comments to the Ministry’s Proposed Guidelines regarding Licensee Performance Guarantees published on the Ministry’s website on 29 October 2012.

Zion has been engaged in onshore oil and gas exploration in Israel since 2000 when we were first granted the small 28,800 acre Ma’anit License. Our mission, then as now, is to find and produce oil and gas – helping to make Israel politically and economically independent. Today, Zion holds three onshore licenses comprising 218,000 acres. Over the years, we have expended over $85 million dollars directly into the Israeli economy by drilling several deep wells, opening and maintaining an office with over 10 Israeli employees in Caesarea, employing outside legal counsel and multiple third party consultants such as the Geophysical Institute of Israel, Geologic Survey of Israel, Lapidoth, Ecolog, various oil service companies, construction companies, security companies, caterers, hotels, rental car companies, etc.

Requiring a 10% performance guarantee on each license, including drilling obligations, represents a tremendous financial obligation that will discourage, not encourage, additional exploration in Israel, particularly with regard to companies the size of Zion. Believe me when I say that it is much easier to seek and find oil and gas in Texas (with its abundant resources and streamlined regulations) where Zion’s headquarters are than in Israel but we love Israel and its people and that is what has motivated us to remain here for over 12 years.

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With this as background, Zion offers our comments and requests:

1.	The financing of onshore exploration and drilling activities by exploration companies requires heavy and significant expenditures and financing. The proposed performance guarantee is a tremendous burden to impose on onshore companies, given the fact that all onshore operators and companies are relatively small as compared to those operating offshore. The financial burden and risk can lead to an end of exploration activity for the few onshore companies that are currently active and will certainly discourage any potential new companies from considering entry into Israel.

2.	A discount on the performance guarantee percentage should be applied to onshore exploration companies that operate from overseas and finance their operations in Israel. Such companies that inject capital directly into the Israeli economy should be incentivized by providing them with a separate guarantee base scale and some exemptions. Zion recommends the following:

“New Onshore Licenses - Prior to granting a new onshore license one must deposit at the offices of the Petroleum Unit –Natural Resources Department a performance guarantee to the amount of ~~10%~~ 5% of the cost of the work program including the first drilling as per the form attached herein.”

3.	Zion recommends that incentives be provided based on a proven record of conducting exploration activities and drilling in Israel. Respectfully, we recommend that for this reason alone, there should be no performance guarantee on existing licenses for companies like Zion who can prove a record of tangible expenditures above a certain threshold in Israel.

4.	Beyond this practical reason, there is also a most compelling legal rationale for a complete exemption of performance guarantees for existing licensees. Current licensees, such as Zion, are grandfathered, under the law because the original legal requirements, including budget, work plans and terms at the time the Ministry granted the license absolutely did not require frozen cash as a performance guarantee. Seeking to apply a significant financial performance guarantee retroactively is wholly contrary to the sanctity of contracts and the rule of law that otherwise promotes commercial certainty for company owners seeking to do business in Israel.

5.	If, however, the Ministry decides to impose a performance guarantee for existing licensees, onshore companies should not be subject to a more burdensome percentage than our offshore counterparts. Here, both parties should be treated equally. Zion recommends the following:

“Existing Onshore and Offshore Licenses - All owners of existing licenses are obligated to deposit at the offices of the Petroleum Unit – Natural Resources Department a performance guarantee to the amount of ~~10%~~ 5% of the balance of the cost of the future work program regarding onshore licenses and 5% of the balance of the cost of the future work program regarding offshore licenses …”

6.	Once a licensee has begun exploration activities, a structured and prorated release of the guarantee should occur. For example, when a license holder completes 20% of the work plan budget (such as for a required seismic acquisition project) the Commissioner should release 20% of the original guarantee.

7.	With regard to the request for an updated budget by the end of November, 2012, Zion argues that a thorough updated budget simply cannot be done within a few weeks. We propose:

“For the purpose of determining the guarantee amount the operator of existing licenses is to submit an updated budget of the cost of the work program by three months after the guidelines become final ~~no later than November 30, 2012,~~ which updated budget is subject to the examination and approval by the Petroleum Commissioner.”

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8.	As drafted, the guarantee states that it may be exercised if the license holder “has violated or breached any provision of the law, terms of right or instructions of the Commissioner.” However, the Petroleum Commissioner has stated that if a license holder has violated the license terms, the Petroleum Commissioner is entitled to revoke that license. Revoking a license would in and of itself result in an extensive loss of time and investment and collection the license holder for not fulfilling the license terms. The government should encourage and promote companies to pursue hydrocarbon exploration in Israel while at the same time protecting the public from damages resulting from the industry. Accordingly, we submit that the guarantee should only be exercised to cover actual damages caused by the license holder. If, however, the Ministry adopts the concept of exercising performance guarantees for violation of license terms, due process requires that advanced warning in writing be given with an adequate opportunity to cure any defect. For Example, when GII is out of country, it has often taken Zion months to complete our seismic acquisition work plan obligation. Therefore, Zion recommends that the Petroleum Commissioner warn the lease holder in writing with regard to the defects and deficiencies for a period of time it would reasonably take to cure the work program defect.

Thank you for the opportunity to voice our significant concerns regarding the negative path that Israel’s oil and gas regulatory direction has recently taken. I trust that this path can be reversed before irreparable harm to the bright future of Israel’s energy independence occurs.

Respectfully submitted,

/s/ John Brown

John Brown, Chairman/CEO

Zion Oil & Gas, Inc.

cc:	Zion Board of Directors

Victor G. Carrillo, President/COO

Ilan Sheena, CFO

To be hand delivered to Prime Minister Netanyahu

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Management Additions

We would like to announce the following three recent senior level additions:

•	Mr. Kent Siegel joined the Board of Directors effective January 1, 2013. We welcome Kent back to the Zion family where he was previously our Chief Financial Officer and a Director from 2003-2011. Kent has over 28 years of legal and accounting experience and is President and Chief Operating Officer of his own accounting and law firm. Kent graduated with a bachelor’s degree in Accounting from Michigan State University and an Electrical Engineering degree from Lawrence Technological University. He also has a law degree from Wayne State University. He is a member of the American Association of Attorney-Certified Public Accountants.

•	Mr. Gene Scammahorn joined the Board of Directors effective October 29, 2012. Gene has over 30 years of business experience including having worked for two “big four” public accounting firms, major oil and gas companies, as well as in banking and consulting. He graduated with a bachelor’s degree in Accounting from the University of Tulsa and is a Texas certified public accountant as well as a Certified Financial Planner.

•	Mr. William “Bill” Avery was designated General Counsel effective December 1, 2012. Bill previously worked for Zion on various administrative, financial, and legal matters from 2001-2007 and then joined Zion’s Board of Directors from 2007-2009. Bill has continued to serve Of Counsel to Zion since leaving the Board. He graduated with a bachelor’s degree in Finance and Economics from Southern Methodist University and a law degree from Duke University and is a Texas licensed attorney.

Publicly Traded Warrants

In late October 2012, the Company announced the reduction of the exercise price to $1.75 of both series of its outstanding publicly traded warrants quoted under the symbols “ZNWAW” and “ZNWAZ” until December 31, 2012, their scheduled expiration date. All warrants properly exercised prior to the expiration date were accepted by Zion at the reduced exercise price and one share of registered common stock per warrant will be issued to the exercising warrant holder. The program period has now ended and the final numbers were 429,282 warrants exercised yielding $751,243. As of now, Zion has no outstanding publicly traded warrants.

"And I will bless them that bless thee..."

Genesis 12:2-3

Victor G. Carrillo

President and COO

Zion Oil & Gas

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FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, the presence or recoverability of hydrocarbons in our license areas, plans to apply for new exploration licenses and the likelihood of being awarded these licenses, the anticipated timeframe for drilling the next exploratory well, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

Website: www.zionoil.com

Brittany Russell (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466

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